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                                                                   Exhibit 10.20

                                  OFFICE PARK
                               COMMERCIAL LEASE
                             AND SERVICE AGREEMENT

BETWEEN THE UNDERSIGNED:

PROMOPOLE, S.E.M.L., with headquarters in Montigny Le Bretonneux, at 12, avenue des Pres - BL 125 - 78059 Saint-Quentin Yvelines CEDEX, represented by Mr. Luc DAUVERGNE, acting in his capacity as President,

Hereinafter the "lessor,"

AND

EMBEDDED SUPPORT TOOLS CORP. - EUROPE (E.S.T.), S.A.R.L., capitalized to FF. 250,000, registered in the Commercial Registry of VERSAILLES under number B 390 362 762, with its corporate headquarters at 12, avenue des Pres - BL 219 - MONTIGNY LE BRETONNEUX, 78059 Saint-Quentin Yvelines CEDEX, represented by it manager, Mr. Stephane OILLIC, residing at 125, avenue de Versailles 92410 VILLE D'AVRAY,

Hereinafter the "lessee."

ARTICLE 1
---------

The Partially State-Owned Company based in Saint-Quentin Yvelines [PROMOPOLE, S.E.M.L.], hereby:

1. Grants in lease, in accordance with the provisions of decree No. 53-960 of September 30, 1953, to the company E.S.T., which accepts, the real property defined hereinafter, located at 12, avenue des Pres - 78180 MONTIGNY LE BRETONNEUX, [consisting of] office space of 155 m2 and designated by Lot: VE 12.

The lessee represents that it is familiar with the property as it exists in its current condition, having visited it in consideration of this lease.

2. Agrees to provide the following services to the lessee who agrees to accept them throughout the term of the lease: to make available to the lessee a set of shared services such as: copying, fax, telex, word processing, reception, continuous telephone service, the proper management of the use of the common areas, the operation and coordination of the PROMOPOLE structure as well as the management of the staff providing all said services.

ARTICLE 2: TERM
---------------

This lease is granted and accepted for a term of 9 full and consecutive years beginning on August 1, 1998 and ending July 31, 2007.

In accordance with the provisions of article 3 of the decree of September 30, 1953, the lessee shall be authorized to serve notice of termination at the end of each three-year period; the lessor shall be authorized in the same fashion if it intends to make use of the provisions of article 10.13 and 15 of said decree, in order to build or rebuild the existing property, to raise the height thereof or to perform works stipulated or authorized within the framework of a real property restoration project.

The party wishing to terminate the lease in either of the cases set forth above, shall serve notice thereof to the other party by means of extra-judicial notice at least six months prior to the expiration of the three-year period underway.

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ARTICLE 3: USE
--------------

The property hereby leased shall be used exclusively for the activity defined in the bylaws, to wit: All operations related to equipment and media, software and hardware and related activities.

ARTICLE 4: RENT AND FEES
------------------------

4.1  Rent

a)   Rent

In addition, this lease is granted and accepted by means of an annual rent, not including tax, of an amount of FF. 108,500 (ONE HUNDRED EIGHT THOUSAND FIVE HUNDRED FRANCS) which the lessee agrees to pay in advance and on a quarterly basis, as well as the charges set forth in Article 5, section 7, and the fees set forth in article 4.2, by bank check drafted to the order of the Partially State-Owned Company based in Saint-Quentin Yvelines [PROMOPOLE, S.E.M.L.].

The first payment shall be made on August 1, 1998, with the knowledge that it has already been billed to E.S.T. with the invoice for the third quarter for the prior provisional lease, since no change of location will take place. The next quarterly invoice shall be for October 1, 1998.

All payments shall be made at the domicile of the lessor or at any other location determined thereby.

b)   Rent Indexing

The parties set forth that the amount of the rent was determined by taking the national index of construction costs determined for the first quarter of 1998 by the National Institute of Statistical and Economic Research (INSEE) as a base index, which is 1058 on the basis of 100 as of the 4th quarter of 1953.

The parties expressly agree:

     1. That the rent for the first year shall be applied without modification.

     2. That the rent shall be reevaluated on June 1 of each year, effective for the entire year, for the first time on August 1, 1999 as a function of the positive or negative variation of the national index of construction costs.

It is set forth that the index of reference to be used annually to calculate the revised rent shall be the index known on the date of the revision.

The indexing shall take effect without requiring any prior modification by the parties.

In the event that the lessee fails to make payment for the rent and charges within the terms set forth above, for any reason whatsoever, it shall pay to the lessor or to its beneficiaries on a monthly basis and in arrears, an indemnity equal to 6% of the amounts due in lump sum, irreducible payments.

4.2  Fees

All fees and charges arising from services rendered, after deduction of the share of the salaries and charges for time spent by the person responsible for receiving rent payments, shall be divided between the tenants on a prorated basis according to the space leased.

The lessee agrees to pay a provision for access to the shared services referenced in Article 1. This provision shall be claimed by the lessor at the same time as rent payments and other charges.

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ARTICLE 5: CHARGES AND CONDITIONS
---------------------------------

This lease is granted and accepted subject to standard charges and conditions and those set forth by law, and is also subject to the following, which the lessor agrees to perform, without being able to demand any indemnity or decrease of the rent set forth below:

1)   Condition of the property:
     -------------------------

     a) The lessee shall take possession of the property in its current condition.

     b) During the month when possession is taken, a statement of condition shall be drafted by both parties, at the expense of the lessee, otherwise the lessee shall be considered to have received the property in perfect condition.

2)   Maintenance:
     -----------

The LESSEE shall maintain the leased property in a good state of repair for rental purposes or by minor maintenance and shall return them in good condition upon expiration of the lease. Major repairs are defined in article 606 of the Civil Code and shall be borne exclusively by the LESSOR.

It shall bear the cost of all repairs which become necessary either due to failure to perform rental repairs or minor maintenance, or due to damages caused by it, its personnel or clients.

3)   Works:
     -----

The LESSEE shall not undertake any demolition or construction in the leased property without the express written authorization of the LESSOR. In the event that the authorization is requested, it shall be accompanied by the statement of the building's architect in justification and the authorized works shall be performed under the supervision thereof. The corresponding fees shall be borne by the lessee.

All improvements [or] modifications work or any new work shall remain part of the property and shall not imply any indemnity by the LESSOR, unless the LESSOR prefers to demand that the property be returned to its original condition at the expense of the LESSEE.

The LESSEE may not place any sign on the property, as set forth in the regulations.

4)   Repairs:
     -------

The lessee shall permit all repairs, reconstruction, improvements, increases in height and any work which the LESSOR has carried out on the leased property, and it may not request any indemnity or decrease in rent, regardless of the scope or term thereof, even when same exceeds forty days.

It shall also permit all work performed in public areas or by neighbors, regardless of the inconvenience this may cause, except in cases where it may have justified recourse against a party.

It shall notify the LESSOR immediately of any damage or wear to the leased property which may give rise to repairs to be borne by the LESSOR.

5)   Occupation - Enjoyment:
     ----------------------

a) The lessee shall enjoy the lease property in a prudent manner, in accordance with its use.

     It shall ensure that no action or omission is taken or made that may disrupt the enjoyment of other tenants, in particular with respect to noise, odors and smoke, and in general, shall not engage in any abuse of said enjoyment.

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     The lessee shall fulfill all municipal payment obligations and sanitation, water, hygiene health or insurance regulations so that the lessor is never concerned or sought out in this regard, and shall justify such fulfillment to the lessor upon its request.

b) The lessee shall take no action nor allow [such] to be taken that may damage the leased property and shall, under pain of personal liability, provide the lessor with immediate written notice of any action taken against its property and of any damage or wear which is caused to or arises in the leased property and which would require work to be performed by the lessor.

c) The lessee shall decorate the leased property and shall maintain same with furnishings and equipment sufficient in value and quantity to cover the exact payment of the rent and fulfillment of the charges under this lease.

     As a measure of cleanliness, the cleaning of carpeted floors shall be performed at the expense of the lessee at the end of its occupation of the property.

6)   Assignment - Subletting:
     -----------------------

a) The lessee may not sublet the leased property in whole or in part, without the express written authorization of the lessor, or lend the leased property, even temporarily to third parties.

b) The lessee may not assign its right to this lease, except to a buyer of its business and by remaining guarantor and jointly responsible with the assignee.

     The lessee shall notify the lessor by registered letter, return receipt requested, within one month of the event, of any change in its civil status, if it is an individual, or of any change in the form, headquarters, name, administration of the corporate lessee, throughout the term of this lease or its extensions, if it is a legal entity. In the event of the death of the lessee, its heirs or representatives shall be jointly and severally responsible for the payment of rents and accessories, as well as for the performance of the conditions of the lease.

7)   Taxes and Miscellaneous Charges:
     -------------------------------

a) The lessee shall pay personal, property, professional and rental taxes and any other taxes for which it is personally liable or which are related to its activities, to which tenants may be subject.

b) The lessee shall pay waste removal fees, sewage fees, cleaning fees, new taxes, municipal and other taxes and tax increases which may be imposed on tenants, of any type or classification whatsoever, and shall reimburse the lessor for any sums which it may pay in advance in this regard, in particular, its share of the property tax and any charges related to the incorporation of the property into any legal entity.

c) Rental charges: the lessee agrees to pay to the lessor or its representative, in advance, a provision corresponding to the general and specific charges and in particular the fees related to the use, maintenance and repair of the structure and equipment therein, as well as the building's shared and private accessories, it being understood that these accessories are inseparable from the lease agreement, including the following list, without limitation:

-  labor and products necessary for cleaning the common and private areas,
-  maintenance of green spaces pertaining to the building and parking lots,
-  fees for clearing, cleaning or draining the water pipes and drains,
- the share of the insurance premium engaged by the lessor as set forth herein in the "Insurance" section,
-  security, if such a service exists,
-  water and electricity for common areas,
-  fees for the annual required inspection of electrical installations.

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     This provision shall be claimed by the lessor at the same time as the rent and other charges.

     In addition, it is set forth that the amount of the provisions for charges shall be modified at the same time as the rent and under the same conditions.

     However, it may be decreased or increased in consideration of the level of charges for the preceding fiscal year (or the potential modification of the rates for public utilities, water, electricity, etc.).

     A statement shall be drafted and issued to the lessee annually for all expenses for the fiscal year which are shared among the tenants on a prorated basis according to the leased space.

8)   Insurance:
     ---------

a) The lessee shall be required to contract with one or more insurance companies represented in France, for one or more insurance policies covering the following risks:

     .    Fire, any explosions, lightning, electrical damages,
     .    Water damage,
     .    Broken windows and similar damages,
     .    Theft, vandalism.

     This shall cover the property, furnishings and fixtures pertaining thereto (furnishings, equipment, merchandise, etc.) as well as any build-outs, improvements and installations which it owns and/or of which it has custody for any purpose whatsoever, at its real value.

     In addition, the policies set forth above shall specifically include the following guarantees in sufficient amounts:

     .    Lessor's liability as set forth in articles 1732 et seq. of the Civil
          Code.
     .    Loss of rent suffered by joint lessees.
     . Loss of enjoyment for the amount corresponding to two years of its own rent.
     .    Remedy against neighbors and third parties.

     In addition, the lessee shall execute an insurance policy covering its civil liability for legal representatives, associates, employees salaried or otherwise, and for its property or such property of which it has custody for any reason whatsoever.

     The lessee shall justify the existence of this insurance and the regular payment of the corresponding premiums upon any request from the lessor or its representatives.

b) In the event that the lessee's activity gives rise to an increase in the insurance rates paid by the owner to cover the building, the lessee shall be required to reimburse the lessor for the additional premium amounts.

c) The lessee may in no case hold the lessor responsible for any theft which may occur on the leased property. It may not claim any indemnity or damages from the lessor in this regard and shall take personal responsibility for the control and oversight of its space.

d) It may not claim any decrease in rent or indemnity in the event of temporary elimination or reduction of common services, in particular for water, gas, electricity and telephone.

e)   The lessee shall waive all liability-related remedies against the lessor.

f) The lessee shall immediately inform its insurer of any event which may cause damages to it or to others, regardless of its significance and even if it does not result in apparent damages, failing

                                       5
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     which it shall be held liable for any complications which may result from its silence. Said notification shall also be confirmed with the lessor within 48 hours.

9)   Site Inspection:
     ---------------

a) The lessee shall allow the lessor, its architect, any contractors and workers, and any parties authorized by the lessor to enter the leased property in order to verify its condition whenever the lessor deems such action appropriate.

b) It shall allow inspections of the property by the lessor or potential future lessees, or in the event of termination, for a period of six months prior to the expected date of departure of the lessee, it shall allow the posting of signs and indications in the locations deemed appropriate by the lessor during said term.

ARTICLE 6: TERMINATION CLAUSE
-----------------------------

It is expressly agreed that failing payment of a single installment by its exact due date or failing to perform a single clause, one month after a simple order for payment or performance, noting this clause and without effective remedy, this lease shall be terminated by operation of law at the option of the lessor, without requiring any legal action.

In the event that the lessee or any tenant in its own right should refuse to relinquish the leased property, eviction may take place immediately upon simple summary court order issued by the Presiding Judge of the Regional Court of Versailles which shall be enforceable notwithstanding recourse to appeal.

ARTICLE 7: REPRESENTATIONS OF THE LESSOR
----------------------------------------

The lessor represents:

 .    That there is no restriction on the use of the leased property defined above resulting from the provisions of articles 340 et seq. of the Urban Planning and Residential Code.

 .    And that to its knowledge, the leased property is not subject to any current expropriation measures, that this property is not located in a renovation sector and more generally, that no current town planning measures exist which may jeopardize the enjoyment arising from this lease.

ARTICLE 8: REPRESENTATIONS OF THE LESSEE
----------------------------------------

For its part, the lessee represents being aware of the provisions of articles 340 et seq. of the Urban Planning and Residential Code, as well as articles L 520-1 et seq. of the Urban Planning Code.

It also acknowledges being informed of the services applicable to the leased property's status in terms of urban planning.

ARTICLE 9: GUARANTEE DEPOSIT
----------------------------

In order to guarantee the performance of the obligations incumbent upon the lessee, the lessee shall deposit with the lessor, the sum of FF. 27,125 (TWENTY-SEVEN THOUSAND ONE HUNDRED TWENTY-FIVE FRANCS) corresponding to three months' rent.

By express agreement between the parties, the following is agreed: this sum shall be held by the lessor throughout the term of the lease until the final payment in full of any indemnity whatsoever which the lessee owes to the lessor upon the expiration of the lease. Thus, the lessee may in no case attribute the amount of the last rent installment to this guarantee deposit. Finally, this sum is turned over to the lessor as a security deposit and shall bear no interest.

                                       6
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In the event of termination of this lease due to nonperformance of one of the conditions or for any cause attributable to the lessee, the guarantee deposit shall remain in the possession of the lessor as initial damages, without prejudice to any others.

It is expressly agreed that in the event of modification of the rent by virtue of the clause set forth above or any other legal modification, the sum paid as the guarantee deposit shall be increased in the same proportion as the new rent. Consequently, the lessee shall pay the sum required to complement this guarantee deposit at the time of the first increase.

ARTICLE 10: ENTIRE AGREEMENT
----------------------------

The parties acknowledge that they have only entered into this agreement due to the fact that the lease agreement is combined with a service agreement and that in no case shall they be bound by only one of these agreements without the existence of the other.

Consequently, the breach by either party or by the actions of either party of either of these agreements shall result ipso facto in the breach of the other contract, subject to all damages and losses.

ARTICLE 11: VALUE-ADDED TAX
---------------------------

In application of article 260-1-5e of the General Tax Code, the lessor affirms election of subjection to value-added tax on the rent resulting from this lease.

Consequently, the rents are exempted from the tenant's right to lease, and the lessee shall pay the lessor, in addition to the rent, the value-added tax applicable at the time of payment.

ARTICLE 12: FEES
----------------

All fees and charges for this document and any amendments hereto shall be borne by the lessee who agrees thereto, including those expenses incurred by the lessor to enforce performance of the lease conditions.

ARTICLE 13: DOMICILE
--------------------

For the performance of this lease and any amendments hereto, the parties elect their domiciles at the leased property.

ARTICLE 14: JURISDICTION
------------------------

For any dispute arising between the parties, the competent jurisdiction shall be that of the Regional Court of Versailles.

                              Executed in two counterparts

                              In Montigny on 7/17/98

For the Lessor                For the Lessee

The President of the SEML     The Manager of E.S.T.

[signature]                   [signature]

L. DAUVERGNE                  S. OILLIC
------------                  ---------

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                             INTERNAL REGULATIONS

ARTICLE 1 Lessees may only use the space made available to them under the terms of their lease agreements.

ARTICLE 2 Storage is prohibited in the common areas and outside. No hazardous products shall be stored in the building.

ARTICLE 3 Lessees shall respect the safety regulations in use in the leased industrial buildings. The emergency exits, hallways, and stairways shall be maintained completely unobstructed. In the event of a fire, advise the fire department immediately. While waiting for assistance, use the fire extinguishers located on the posted map of the building.

ARTICLE 4 No company operating in the building may compete with the services of the Partially State-Owned Company.

ARTICLE 5 It is strongly advised that the maximum load limits not be exceeded in the building. They are 1000 kg/m2 on the ground floor and 350 kg/m2 on the upper floors. The authorized load for the freight elevator is 630 kg.

ARTICLE 6 Prior to leaving the property, lessees agree to ensure that the lights are turned off and that the windows, interior and exterior doors are closed.

ARTICLE 7 Notice must be given of any damage to or malfunctioning of the equipment available in the common areas.

ARTICLE 8 Industrial waste is not removed by the Waste Removal Service. Each lessee shall take personal responsibility for the removal of its industrial waste including packaging (boxes, pallets, etc.)

ARTICLE 9 Tenants shall refrain from causing disruptions to the serenity and safety of their neighbors. They are asked to use the property in a peaceful manner and to maintain the common areas in good condition through normal use. They shall ensure respect for the integrity of the other lessees and neighbors.

ARTICLE 10 Lessees who wish to park in the parking lot must obtain a remote control with a deposit of FF. 400. For security reasons, parking next to the building is prohibited.

ARTICLE 11 Each lessee shall ensure the security of its space. However, the owner may assign a security guard for supervision and maintenance of common equipment.

ARTICLE 12   Only black and white colored blinds are permitted.

ARTICLE 13 Prior to posting adhesive signs or advertising, lessees must obtain permission from the lessor.

ARTICLE 14 Failure to respect these regulations will jeopardize the security and proper operation of the building. The termination clause in the lease agreement may be enforced by the lessor in the event that the parties cannot negotiate a resolution.

ARTICLE 15 Whenever a tenant vacates a space, a statement on the condition of the space will be drafted and a carpet cleaning will be performed at the expense of the departing tenant.

ARTICLE 16 Upon arrival, the lessee must install a sign, pay for it, respecting the color and style of the panels, and update it in the event of location changes.

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ARTICLE 17   The lessee shall be required to contract with an insurance company for one or more insurance policies covering: fire, explosions, lightning, electrical damages, water damage, broken windows and similar damages, theft, and vandalism.

ARTICLE 18 Lessees shall ensure that access doors are constantly closed for security reasons, in particular, after 6:00 p.m. and on weekends.

ARTICLE 19 Any electrical or wiring modifications shall be the responsibility of the tenant.

ARTICLE 20 Any delay in payment of rent, charges and services shall result in the systematic termination of services (photocopying, word processing, cleaning, continuous telephone service, meeting rooms).

                                                               Montigny, 2/27/97

TRANSLATOR'S NOTE:  There are illegible initials in the lower right margin of each page of this document

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

                      CERTIFICATE OF TRANSLATION ACCURACY


STATE OF FLORIDA       )
                       )  SS.
COUNTY OF MIAMI-DADE   )


     I, KIRK ANDERSON, duly accredited by the American Translators Association, Alexandria, Virginia, in translation from the French language into the English language (ATA No. 4614), hereby certify that the attached English translation of the Lease and Service Agreement between PROMPOPOLE, S.E.M.L. and EMBEDDED SUPPORT TOOLS CORPORATION -- EUROPE (E.S.T.), S.A.R.L. is a complete, accurate and true translation from the original French version into English, to the best of my knowledge and belief.


                              _______________________________________
                              KIRK ANDERSON


     The foregoing instrument was acknowledged before me this 3rd day of January, 2000, by Kirk Anderson who is personally known to me and who did not take an oath.


                              _______________________________________
                              NOTARY PUBLIC

                              Notary Named Printed:

     [SEAL]

                              My Commission Expires:

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